EXHIBIT 5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-90920, 333-105310 and 333-151733 on Form S-8 and to the use of our reports dated February 11, 2015 relating to the consolidated financial statements of Sun Life Financial Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 40-F of the Company for the year ended December 31, 2014.

/S/ “Deloitte LLP”

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

February 11, 2015

Toronto, Canada